Exhibit 10.4

MANAGEMENT SERVICES AGREEMENT

dated as of

October 6, 2021

by and between

SALINAS DIVERSIFIED VENTURES, INC.,

a California Corporation, a Wholly Owned Subsidiary of

MARIJUANA COMPANY OF AMERICA, INC., a Utah Corporation

and

VBF BRANDS, INC., a California Corporation, a Wholly Owned Subsidiary of SUNSET ISLAND GROUP, INC., a Colorado Corporation.

and

LORI LIVACICH, Individually, and as an Affiliate of VBF BRANDS, INC., and SUNSET ISLAND GLOBAL, INC.

This Management Services Agreement (“Agreement”) is made as of October 6, 2021 (“Effective Date”), by and among Salinas Diversified Ventures, Inc., a California corporation (“Salinas”), a wholly owned subsidiary of Marijuana Company of America, Inc., a Utah corporation (“MCOA”) and VBF Brands, Inc., a California corporation (“VBF”) and wholly owned subsidiary of Sunset Island Group, Inc. (“SIGO”), and Lori Livacich (“Livacich”) individually, and in her role as Affiliate and control person of VBF and SIGO. Each of VBF, SIGO, Salinas, MCOA and Livacich may be referred to herein as a “Party” and together as the “Parties.”

WHEREAS, VBF is an owner operator of leased real property located at 20420 Spence Road, Salinas, California, 93908 (“Facility”). A copy of the lease is attached hereto and incorporated herein by reference as Exhibit A). Livacich is the majority stockholder, principal, Affiliate, and control person of VBF, with sole power to Control and direct its operations at the Facility. VBF is a Licensee under cannabis licenses and regulatory permits issued by the City of Salinas, County of Monterey, and the State of California (“Licensing Authorities”) authorizing the cultivation, nursery growth, distribution, and manufacturing of cannabis. Additionally, VBF also possesses a weighmaster’s license, provisional business license, tax permit and permits allowing it to operate at the Facility. All licenses and permits are in full force and effect as of the date hereof (collectively, the “Permits and Licenses).” The Licenses and Permits are attached hereto and incorporated herein by reference as Exhibit B.

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WHEREAS, the Parties entered into an Asset Purchase Agreement (“APA”) on October 6, 2021, of which this Agreement is made a material part thereof (Schedule 1.1(a) to the APA, the Assumed Contracts). The APA provides for VBF’s sale and Salinas’ purchase of 100% of VBF’s common stock, and the concurrent application of VBF and Salinas to the Licensing Authorities for the change of ownership over the Permits and Licenses resulting in Salinas becoming the owner operator of the Permits and Licenses. The APA also provides for VBF’s sale and Salinas’ purchase of all of VBF’s fixed assets including VBF’s machinery and equipment, leasehold improvements, good-will, inventory, tradenames, trade secrets, intellectual property, and other tangible and intangible properties concerning the operation of VBF’s California licensed cannabis nursery, cultivation facility, and operations for the manufacturing and distribution of cannabis and cannabis products, and the related properties, rights, and assets concerning VBF’s Business. The APA is attached hereto and incorporated herein by reference as Exhibit C.

WHEREAS, on October 6, 2021, Salinas and Livacich and VBF also entered into a Cooperation Agreement obligating Livacich and VBF to provide material support for Salinas’ operation of the Facility, including, without limitation, maintaining and continuing current expert staffing and support personnel at the Facility; providing material support and cooperation in VBF and Salinas’ application for change of ownership over the Permits and Licenses to the Licensing Authorities; maintaining and continuing all material support from third party vendors, who provided services and products to Livacich and VBF for the operation of the Facility for the benefit of Salinas; and, VBF and Livacich’s maintaining and continuing their best efforts to Salinas to meet projected production levels at the Facility, including revenue and profits for the benefit of Salinas. The Cooperation Agreement is attached hereto and incorporated herein by reference as Exhibit D.

WHEREAS, concurrently with the consummation of the APA and the Cooperation Agreement by the Parties, which are a material part hereof, and as valuable consideration for the APA and Cooperation Agreement, VBF and Livacich desires that Salinas provide certain administrative and management services to VBF; and,

WHEREAS, subject to the terms and conditions of this Agreement, Salinas is willing to provide such services to VBF, with the full and continuing support and cooperation of Livacich as is more particularly described in the Cooperation Agreement (“Services”) and agrees that Salinas shall undertake the management of VBF’s business at the Facility in connection with Permits and Licenses (“Business”), upon the terms and conditions set forth in this Agreement, the APA and the Cooperation Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements herein contained, and intending to be legally bound, the Parties agree as follows:

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1. DEFINITIONS.

a.                      “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

b.                     “Agreement” shall have the meaning set forth in the recitals of this Agreement.

c.                      “Applicable Law” means any and all applicable local, state, and federal laws, rules and regulations. Notwithstanding anything to the contrary contained herein, the parties acknowledge that, at the time of the execution of this Agreement, the terms of this Agreement may not comply with the CSA. The parties acknowledge that a violation of the CSA shall not be deemed to violate Applicable Law as used herein.

d.                     “BCC” means the California Bureau of Cannabis Control.

e.                      “CDPH” means the California Department of Public Health.

f.                       “CDTFA” means the California Department of Tax and Fee Administration.

g.                     “Claims” means any claim, demand, dispute, controversy, or cause of action.

h.                     “Commercial Cannabis Activity” shall mean commercial cannabis distribution and manufacturing operations.

i.                       “CSA” means 21 U.S.C. § 811, et seq., short titled the Controlled Substance Act and its implementing regulations.

j.                       “CPA” shall mean a certified public accountant.

k.                     “Distribution Premises” means the real property where VBF is licensed to conduct commercial cannabis distribution activities.

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l.                       “Effective Date” shall have the meaning set forth in the recitals of this Agreement.

m.                   “Gross Revenue” means the gross amount of monies, income, consideration and/or other compensation actually received by VBF in connection with VBF’s Commercial Cannabis Activity.

n.                     “HR” means human resources.

o.                     “IT” means information technology.

p.                     “License” or “Licenses” means: (i) any and all approvals, permits and/or licenses required by local municipal law to engage in the Commercial Cannabis Activity; and (ii) a license to engage in the Commercial Cannabis Activity granted by the applicable California licensing authority. The Licenses are attached hereto as Exhibit B.

q.                     “Licensed Premises” shall mean collectively, the Manufacturing Premises and the Distribution Premises.

r.                       “Local Tax” means any and all local Salinas taxes for which payment is required based on VBF’s general business activities and the Commercial Cannabis Activity.

s.                      “Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

t.                       “Management Fee” shall mean one hundred percent (100%) of the Net Profits of VBF per month.

u.                     “Manufacturing License” means VBF’s city and state commercial cannabis manufacturing license attached hereto as Exhibit B.

v.                     “Manufacturing Premises” means the real property where VBF is licensed to conduct commercial cannabis manufacturing activities.

w.                   “Net Profits” means Gross Revenue less all costs, obligations, liabilities expenditures incurred during the Term. Such expenditures shall include, but shall not be limited to, rent, utilities, license fees, product taxes (whether federal, state, or local), input costs, testing costs, manufacturing costs, packaging costs, sales costs, administrative costs, personnel costs, and any travel-related costs incurred.

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x.                     “Operational Expense” shall mean any expense required for the general operation of VBF in connection with VBF’s performance of the Commercial Cannabis Activity at the Licensed Premises.

y.                     “Party” or “Parties” shall have the meaning set forth in the recitals of this Agreement.

z.                      “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

aa.                  “Renewal Term” shall have the meaning set forth in Section 6(b).

bb.                 “Representatives” means a Party's and its Affiliates' shareholders, members, managers,

employees, officers, directors, consultants, and legal advisors.

cc.                  “Source Material Expense” shall mean any costs related to all raw ingredients, including cannabis and non-cannabis ingredients, packaging and labeling, and any other materials required to be used in the Commercial Cannabis Activity.

dd.                 “Services” shall have the meaning set forth in Section 2 of this Agreement.

ee.                  “State Excise Tax” means: the tax set forth in California Revenue and Taxation Code § 34011. It is acknowledged that, as of the Effective Date, the State excise tax is fifteen percent (15%) of the one hundred sixty percent (180%) of the wholesale price that a licensed cannabis retailer acquires the cannabis and/or cannabis product from a distributor, in an arms-length transaction.

ff.                    “State Regulatory Authorities” means the BCC and the CDPH.

gg.                 “Term” shall have the meaning set forth in Section 6(a) of this Agreement.

hh.                 “Confidential Information” means any and all information relating to either Party, including information about either Party’s business operations, strategies, goods and services, customers, pricing, marketing, and other information or documents that may reasonably be deemed to be sensitive, confidential or proprietary, disclosed to and/or obtained by one Party to the other in connection with this Agreement, whether orally, in writing, or in other recorded form, and regardless of whether such information is expressly stated to be confidential or marked as such. For purposes of clarity, Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of a Party; (ii) is or becomes available to a Party on a nonconfidential basis from another Person, provided that such Person is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of a Party prior to being disclosed by or on behalf of the other Party; or (iv) is required to be disclosed by Applicable Law, including pursuant to the terms of a court order; provided that the disclosing Party has given the other Party prior written notice of such disclosure and an opportunity to contest such disclosure and to seek a protective order or other remedy.

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2. MANAGEMENT AND ADMINISTRATIVE SERVICES

a.                    Services. Upon the terms and subject to the conditions contained herein, VBF and Livacich engage Salinas to provide certain management and administrative services in connection with the day-to-day administration of VBF’s business (the “Services”) at the Facility. The Services may include, without limitation, the following services:

i.                       Management of Operations. With the commercially reasonable efforts and continuing cooperation of Livacich, which is material valuable consideration to this Agreement, the Cooperation Agreement and the APA, Salinas shall manage and oversee day-to-day operation of VBF’s business, which services may include, without limitation: (1) maintaining legally compliant and customary and appropriate hours of operation for the business; (2) causing VBF to hire and maintain current and future adequate and appropriate staff of employees during all hours of operation; (3) managing, supervising, monitoring performance and directing all personnel; (4) recommending administrative policies and procedures; (5) implementing approved policies and procedures, all in compliance with the terms of this Agreement, the Cooperation Agreement and Applicable Law; (6) material support from VBF’s third party vendors, who provided services and products to Livacich and VBF for the operation of the Facility for the benefit of Salinas; and (7) exercise commercially reasonable discretion to optionally utilize MCOA’s distribution license at its Lynwood, California facility operated by Natural Plant Extract of California Inc., a California corporation, if Salinas determines that it would result in lower taxes and be economically more beneficial for VBF’s operations.

ii.                     Inventory Management. With the commercially reasonable efforts and cooperation of Livacich, which is material valuable consideration to this Agreement, the Cooperation Agreement and the APA, establish, purchase, and manage appropriate and customary inventory and supply levels for use in connection with VBF’s business, including, but not limited to, supplies necessary to conduct VBF’s current and customary Commercial Cannabis Activity at the Facility as permitted under Applicable Law, office supplies, and production and technology supplies.

iii.                   Equipment and Physical Maintenance. With the commercially reasonable efforts and cooperation of Livacich, which is material valuable consideration to this Agreement and the APA, assist Salinas in providing the current and customary Services relating to equipment and operations as follows: (1) maintenance; (2) cleaning; (3) painting; (4) decorating; (5) plumbing; (6) carpeting; (7) grounds-keeping; (8) landscaping; (9) such other maintenance and repair work that is customarily reasonably necessary or desirable; and (10) and such other related services as may be reasonably required by Salinas from time to time.

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iv.                   Regulatory Compliance. With the commercially reasonable efforts and cooperation of Livacich, which is material valuable consideration to this Agreement and the APA, assist Salinas in providing regulatory compliance services (either directly or by engaging a subcontractor for regulatory compliance services with cannabis specific subject matter experience), which services may include, without limitation: (1) providing VBF with ongoing advice and recommendations to ensure VBF’s operations remain in compliance with Applicable Law; (2) providing internal compliance audits; (3) scheduling and planning external audits; (4) providing VBF with information necessary to maintain all active Licenses in compliance with Applicable Law; (5) monitoring administrative submission requirements for all active Licenses; (6) ensuring VBF is recording and maintaining all required records related to VBF’s operations; (7) preparing and conducting periodic reviews of all standard operating procedures; and (8) ensuring that all employees and staff are aware of all regulatory requirements.

v.                     Payroll. Salinas shall, with the commercially reasonable efforts of Livacich and VBF, provide payroll services (either directly or by engaging a subcontractor for payroll services that is authorized to engage in payroll services in the State of California), which services may include, without limitation: (1) providing ongoing preparation and completion of payroll processing and payment services; (2) opening and maintaining a bank account for purposes of processing payroll related activities; (3) establishing procedures and systems for direct deposit and manual checks drawn on certain identified financial accounts; (4) providing electronic and manual payment of all payroll taxes; and (5) assisting with the electronic filing of quarterly and annual reports.

vi.                   HR Services. Salinas shall, with the commercially reasonable efforts of Livacich and VBF, provide HR services (either directly or by engaging a subcontractor for HR services), which services may include, without limitation: (1) advising and assisting VBF in the development and administration of HR policies and programs relating to the relevant labor relations, personnel administration, wage and salary administration, and safety; (2) directing and administering VBF’s medical, health, and employee benefit and pension programs; (3) administering sickness prevention programs; (4) advising in the implementation of all HR policies and programs; (5) preparing and maintaining records, statistical data, and reports pertinent to applicable HR policies and programs; (6) perform background checks on candidates for hire; (7) additional HR services that are mutually agreed upon by the Parties, and, (8) maintain current qualified staffing levels, including the participation of Livacich, to assist Salinas in its provision of the Services.

vii.                 Marketing Services. Salinas shall, with the commercially reasonable efforts of Livacich and VBF, provide marketing services (either directly or by engaging a subcontractor for marketing services), which services may include, without limitation: (1) developing marketing plans; (2) engaging in promotional activities and advertising; and (3) implementing the marketing plans.

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viii.               IT Services. Salinas shall, with the commercially reasonable efforts of Livacich and VBF, provide IT services (either directly or by engaging subcontractor for IT services), which services may include, without limitation: (1) establishing telephone, network, and database management services; (2) developing information technology planning services; (3) procuring necessary hardware and software; (4) providing ongoing support for initial set up and/or relocation of the facilities or email services; and (5) additional IT services that are mutually agreed by the Parties.

ix.                   Legal Services. Salinas shall, with the commercially reasonable efforts of Livacich and VBF, provide legal services (by engaging subcontractor attorneys to provide legal services that are licensed to practice law in the State of California with cannabis specific subject matter experience), which services may include, without limitation: (1) drafting and reviewing letters, contracts and other legal documents; (2) providing legal consultation and opinions; (3) maintaining corporate books and records; (4) litigation management, as applicable; (5) advising on certain regulatory compliance matters; and (6) structuring and advising on prospective mergers and acquisitions.

x.                     Tax Services. Salinas shall, with the commercially reasonable efforts of Livacich and VBF, provide tax services (by engaging subcontractor CPAs that are authorized to engage in CPA services in the State of California, with cannabis specific subject matter experience), which services may include, without limitation: (1) tax monitoring, support, recommendations and advice as may be necessary to ensure SD’s ongoing compliance with the sales and use tax laws, cannabis tax law, and other programs administered by the California Department of Tax and Fee Administration which may affect SD; (2) extensive knowledge of Federal tax law as it relates to cannabis businesses (including, but not limited to IRS Code § 280E tax planning); (3) preparing tax returns and other related reports that require filing; and (4) ensuring payment of the: (I) Local Tax; and (II) State Excise Tax, if applicable.

xi.                   Accounting Services. Salinas shall, with the commercially reasonable efforts of Livacich and VBF, provide accounting services (by engaging subcontractor accountants and/or bookkeepers that are authorized to engage in accounting services in the State of California, with cannabis specific subject matter experience), which services may include, without limitation: (1) maintaining a separate bank account for VBF controlled by Salinas, to be used in making or causing to be made any expenditure that is necessary pursuant to this Agreement, and providing copies of all bank statements and transactions on a monthly basis; (2) general bookkeeping, accounting, and maintenance of corporate records; (3) drafting periodic financial statements; (4) providing audited and unaudited balance sheets, statements of income and results of operation; (5) engaging in verbal and written communications with investors and professional services providers; and (6) providing other related services as mutually agreed from time to time by the Parties related to VBF’s business and operations. Livacich and VBF shall provide Salinas with whatever reasonable budgets, reports, and other documentation Salinas reasonably requests, within a reasonable time after request. Livacich and VBF shall allow Salinas to reasonably inspect, audit, and copy VBF’s books, records and files relating to the business.

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xii.                 Security Services. Salinas shall, with the commercially reasonable efforts of Livacich and VBF, provide security services (by engaging subcontractor security personnel that are authorized to engage in security services in the State of California, with cannabis specific subject matter experience), which services may include, without limitation: (1) alarm system installation and monitoring; (2) video surveillance installation and monitoring; (3) armed or unarmed guard personnel; and (4) such other security services as are objectively necessary or desirable for SD’s business.

xiii.               Operating Budget. Salinas shall control the VBF bank accounts and operating budget. With the cooperation of Livacich and VBF, Salinas shall establish a segregated bank account in the name of VBF for transacting all activities related to Operations (“Operating Account”). All Gross Revenue shall be deposited into the Operating Account, provided that cash received shall be deposited into a segregated vault (“Cash Account”). The President and Chief Financial Officer of Salinas will be listed as authorized signers on the Operating Account and Cash Account.

xiv.               Facility Inspections. Salinas shall, with the commercially reasonable efforts and participation of Livacich and VBF, provide comprehensive inspections of the Manufacturing Premises and the Distribution Premises and will ensure that each premises complies with OSHA and other applicable safety laws and regulations.

xv.                 Development Plan and Management Process. Salinas shall, with the commercially reasonable efforts and participation of Livacich and VBF, keep detailed records and accounts related to VBF’s Commercial Cannabis Activity and track key performance indicators including but not limited to, (i) operational expenditure per unit produced; (ii) throughput of production; (iii) capital expenditure timeline; and (iv) operational expenditure timeline. Salinas shall, with the commercially reasonable efforts and participation of Livacich and VBF, generate weekly reviews of all process data information to ensure process development is continuously improving yield and quality of the product.

xvi.               Miscellaneous Services. In addition to the foregoing, Livacich and VBF shall provide or cause to be provided all other activities that Salinas determines in its reasonable judgment, are necessary or desirable for the day-to-day operation or management of VBF’s business.

b.                    Subcontracting with subcontractors. Notwithstanding anything to the contrary herein, Livacich and VBF agrees and acknowledges that within the agreed upon budget Salinas shall be permitted to subcontract or otherwise delegate any or all of its duties and obligations hereunder to one or more subcontractors, provided that: (i) the terms of each such arrangement shall be on terms consistent herewith, including without limitation by requiring that the applicable third party perform its duties and obligations thereunder in a manner consistent the terms of this Agreement; (ii) no such arrangement shall relieve Salinas of its obligation to ensure the performance of all of the duties and responsibilities contemplated to be performed by Salinas under this Agreement. Notwithstanding the foregoing, Salinas shall remain responsible for onsite operational management at the Licensed Premises during the Term.

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c.                    Cooperation. With the commercially reasonable efforts and cooperation of Livacich, which is material valuable consideration to this Agreement and the APA, cooperate with Salinas in all reasonable respects in matters relating to the provision and receipt of the Services. This includes, but is not limited to, ensuring that Salinas and Salinas Representatives have access to the Licensed Premises twenty-four (24) hours per day, seven (7) days per week. If required by law to do so, and before the change of ownership over the Licenses occurs, Livacich shall be responsible for communicating with State Regulatory Bodies as necessary on behalf of VBF and shall communicate and consult with Salinas concerning all such communications.

d.                    Insurance. VBF shall maintain, throughout the Term and for a period of one (1) year thereafter, at its own cost and expense from a qualified insurance company Standard General Liability Insurance (covering hazards and interruptions) and Product Liability Insurance. All insurance policies shall name Salinas as additional insured or named additional insured with limits no less than the greater of the amount required by Applicable Law and one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in the aggregate, including bodily injury, property damage, and products and completed operations, which policy will include contractual liability coverage insuring the activities of Salinas under this Agreement. Upon demand, VBF and Livacich shall furnish to Salinas a certificate of insurance evidencing same within five (5) days after request for same.

e.                    Standard of Performance. Livacich shall, in cooperating and working with Salinas, use that degree of skill, care and diligence that a reasonable person would use acting in like circumstances in accordance with industry standards and Applicable Law.

f.                     Meeting Production and Sales Projections. Livacich and VBF provided Salinas with production and sales projections attached hereto and incorporated by reference as Exhibit F. Livacich and VBF agree to provide material continuing support and cooperation to Salinas in meeting these production and sales projections.

3. EQUIPMENT, CAPITAL, LEASE.

a.                    Equipment and Capital. VBF shall furnish all equipment and machinery necessary for Salinas’ operation.

b.                    Lease. VBF and Livacich represents and warrants that it is a current tenant of the Licensed Premises and that no provision of this Agreement is conflicting with the terms and conditions of VBF’s lease agreement for the Licensed Premises.

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4. PAYMENT

a. This Agreement is part of the transaction whereby Salinas acquired VBF. As consideration for undertaking the APA, Livacich’s Employment Agreement and the Cooperation Agreement, and for good and valuable other consideration provided by VBF, Livacich and SIGO, MCOA agreed to assume 100% of the following notes issued by SIGO, in favor of St. George Investments, LLC, a Utah limited liability company: (i) that certain Secured Convertible Promissory Note dated December 8, 2017 in the original principal amount of $170,000.00; (ii) that certain Secured Convertible Promissory Note dated February 13, 2018 in the original principal amount of $4,245,000.00 (the “SIGO Notes”); and St. George agreed to return to SIGO treasury fifty (50) shares of Series A Preferred Stock of VBF Brands, Inc., and cancel warrants issued by SIGO in connection with the SIGO Notes. The Parties further agree that after six months and one day from the Effective Date, Buyer will forgive all of the debt associated with the SIGO Notes in favor of VBF and SIGO.

5. REGULATORY DISCLOSURES; COMPLIANCE

a.         Regulatory Disclosures.

i.                       The Parties acknowledge the contractual relationship contemplated hereby requires regulatory disclosure of Salinas as an “Owner Operator” of VBF’s Licenses under State Law. Immediately following the Effective Date, VBF and Livacich shall: (i) Notify the BCC and CDPH of the change in “Ownership” of each applicable License occasioned by this Agreement pursuant to Section 5023(c) of the BCC regulations and Section 40178 of the CDPH Regulations by completing the necessary and appropriate forms provided by each City, County and State Regulatory Authority.

ii.                     The Parties acknowledge the contractual relationship contemplated hereby requires regulatory disclosure to the CDPH of certain Salinas Representatives in their individual capacity, as “Owners”. Immediately following the Effective Date, VBF shall: (i) Notify the CDPH of the change in “Ownership” the Manufacturing License occasioned by this Agreement.

iii.                   Salinas agrees to provide VBF with all personal information relating to Salinas and Salinas’ Affiliates including LiveScans and all other information that is required by state law to be disclosed by VBF to the City and State Regulatory Authorities. Salinas hereby authorizes and consents VBF to submit all such required personal information of Salinas and Salinas’ Affiliates to the City and State Regulatory Authorities and shall cause all such Affiliates to complete LiveScans, provide their personal information, and consent to such disclosure.

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b.         Compliance. It is the Parties’ intent that this Agreement comply in all respects with all Applicable Laws and the Parties have structured their relationship with that specific intent. However, each Party understands that the Applicable Laws are complicated and in a state of flux. In the event that the State Regulatory Authorities require additional disclosure obligations pursuant to Section 6(a) above, or which require changes to the structure of this Agreement for compliance purposes, the Parties agree to use best efforts to make such disclosures and/or modify this Agreement to comply with the new requirements while preserving the intent of the Parties set forth herein. In addition, each Party further understands that United States Federal laws may render the subject of this Agreement as void or unenforceable, and as a result, the Parties expressly acknowledge and agree that if United States Federal laws that would render the subject of this Agreement as void or unenforceable that does not and will not apply to this Agreement, the transactions contemplated hereby, or the relationship of the Parties hereto, and notwithstanding, the Parties will cooperate to perform the substance of their obligations hereunder. Therefore, subject to this paragraph, in the event that any provision of this Agreement is rendered invalid or unenforceable by a court of competent jurisdiction, or the applicable laws and regulations are altered by any legislative or regulatory body, or either Party notifies the other Party in writing of its reasonable belief that this Agreement or any of its provisions may be declared null, void, unenforceable, or in violation of Applicable Laws, the remaining provisions, if any, of this Agreement shall nevertheless continue in full force and effect.

6. TERM

a.                    Initial Term. This Agreement and the provisions hereof, shall be in full force and effect for ten (10) years following the Effective Date. During the Term, the Agreement may not be terminated, except in the event that one Party materially breaches this Agreement, which breach cannot reasonably be cured or remains uncured for thirty (30) days after the non-breaching Party provides written notice of the breach to the breaching Party. The expiration or termination of this Agreement shall not act as a waiver of any claims, suits, or causes of action of any kind that either Party may have against the other arising out of this Agreement or the Services.

b.                    Renewal Term. Prior to the expiration of the Initial Term, Salinas can send written notice to Livacich and VBF of its intent to renew the Agreement for a subsequent ten (10) year renewal term (a “Renewal Term”) at least thirty (30) days prior to the expiration of the then current term.

c.                    Notwithstanding sub-sections (a) and (b) above, in the event VBF, SIGO or Livacich breaches the terms and conditions of the APA, Cooperation Agreement or Executive Employment Agreement, this Agreement is terminable at the option of Salinas upon written notice thereof to VBF.

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7. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering; (ii) it has the full right, power and authority to enter into this Agreement, to grant the rights granted hereunder and to perform its obligations hereunder; (iii) it owns or has rightful legal interest in and to any equipment or materials provided by the Party being utilized in connection with the services provided in this Agreement (iv) the execution of this the Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and (v) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

8. INDEMNITY; LIMITATION ON LIABILITY

a.                    Indemnity of Salinas and MCOA. VBF and SIGO hereby indemnifies and holds Salinas and MCOA (along with its directors, officers, employees, agents, and shareholders) harmless from any liability, cost or expense (including reasonable attorneys’ fees) arising out of any claim asserted by a third party against MCOA or Salinas which claim is based on a breach by VBF, SIGO or Livacich of their obligations hereunder and/or the gross negligence or intentionally wrongful acts or omissions of VBF, SIGO or Livacich in the performance of their obligations and responsibilities under this Agreement, including, without limitation: (i) VBF, SIGO and Livacich’s use the Licensed Premises prior to the execution of this Agreement, or of VBF, SIGO and Livacich’s use of the equipment at the Licensed Premises prior to the execution of this Agreement; and, (ii) events or circumstances that transpired between VBF, SIGO and/or Livacich and thirdparties prior to the execution of this Agreement. If Salinas seeks indemnification from VBF, SIGO or Livacich, it shall give VBF, SIGO and/or Livacich notice of such claim, and VBF, SIGO or Livacich shall defend and settle such claim at their sole expense, provided that Salinas and MCOA shall cooperate in such defense, and further provided that Salinas and MCOA may elect to engage counsel to participate in such defense at its own expense.

b.                    Indemnity of VBF, SIGO and Livacich. Salinas and MCOA hereby indemnifies and holds VBF, SIGO and Livacich (along with its directors, officers, employees, agents, and shareholders) harmless from any liability, cost or expense (including reasonable attorneys’ fees) or any suit, action, liability, proceeding, or governmental investigation, pending or threatened, whether based on statute, regulation or order, tort, contract or otherwise, before any court or governmental authority, arising out of any claim asserted by a third party against VBF, SIGO and Livacich which claim is based on or arising from (i) a breach of any representation, warranty or covenant set forth in this Agreement; (ii) a breach by MCOA or Salinas of their respective obligations hereunder and in the performance of their respective obligations and responsibilities under this Agreement; or, (iii) gross negligence or intentionally wrongful acts of MCOA or Salinas. If VBF, SIGO or Livacich seeks indemnification from Salinas/MCOA, it shall give Salinas/MCOA notice of such claim, and Salinas and MCOA shall defend and settle such claim at its sole expense, provided that VBF, SIGO and Livacich shall cooperate in such defense, and further provided that VBF, SIGO and Livacich may elect to engage counsel to participate in such defense at their own expense.

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c.                    Limitation of Liability.

i. With the exception of Livacich, the obligations of any other Party pursuant to this Agreement shall not constitute personal obligations of such Party’s Representatives, and the other Party shall look solely to such Party and to no other Person for the satisfaction of any liability with respect to this Agreement. The limitations of liability set forth in this Section 8 are in addition to, and not in lieu of, any other limitations of liability or indemnification obligations set forth elsewhere in this Agreement, in the APA, or in other contracts, agreements, instruments, or other documents.

9. CONFIDENTIALITY

a.                    Confidential Information. Each Party acknowledges that, in connection with this Agreement and it will gain access to the other Party’s Confidential Information. Each Party shall: (i) protect and safeguard the confidentiality of the other Party’s Confidential Information with at least the same degree of care as such Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the other Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to its Representatives who are bound by written confidentiality obligations and have a need to know the Confidential Information to exercise its rights or perform its obligations under this Agreement. Notwithstanding the foregoing, each Party expressly acknowledges that it does not and will not have an ownership interest, whatsoever, in any of the other Party’s Confidential Information, and shall have no right to use any of the other Party’s Confidential Information except during the Term of this Agreement with the other Party’s express written consent.

b.                    Disclosure of Confidential Information. Notwithstanding the foregoing, a Party may disclose the other Party’s Confidential Information to the extent required to comply with Applicable Law, governmental regulations, or pursuant to an order of a court of competent jurisdiction, but even then, only upon sufficient advanced written notice SD to permit SD to object, quash, or otherwise seek to avoid disclosure of the Confidential Information, should it choose to do so.

10. MISCELLANEOUS

a.                    Notice. Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated Party or mailed by certified or registered mail, return receipt requested or delivered by a recognized national overnight courier service, except email may be used for day-to-day operations and contacts but not for ‘notice’ or other communications required under this Agreement or by law.

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b.                    Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

c.                    Severability. In the event that any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

d.                    Assignment. The rights granted hereunder may be assigned, delegated or sub-contracted by either Party with the written consent of the other Party to this Agreement, which consent shall not be unreasonably withheld, delayed, or conditioned.

e.                    Relationship of The Parties. The relationship between the Parties is that of independent contractors. Nothing in this Agreement shall create or shall be deemed to create any joint venture or partnership between the Parties, nor shall anything in this Agreement render or be construed to render any of employees or agents of one Party to be employees or agents of the other Party. This Agreement does not provide any of one Party’s employees or agents with any rights or benefits to which an employee or agent of the other Party may be entitled. Each Party acknowledges exclusive responsibility for and indemnifies the other Party against withholding and payment of any and all taxes, including but not limited to FICA taxes, worker’s compensation insurance premiums, unemployment, state and federal income taxes, and any such withholding payments required under state or federal law, as well as vacation pay, paid sick leave, retirement benefits, and employee benefits of any kind whatsoever for all Personnel on their payroll, and neither Party shall be liable for any of the foregoing with regard to Personnel on the other Party’s payroll.

f.                     Entire Agreement. This Agreement and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

g.                    Amendments. Any amendment to this Agreement must be in writing and signed by an authorized person of each Party.

h.                    Surviving Rights. Any rights or obligations of the Parties in this Agreement which, by their nature, should survive termination or expiration of this Agreement will survive any such termination or expiration.

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i.                      Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

j.                      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

k.                    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

l.                      Equitable Relief. Each Party acknowledges that a breach by the Party of this Agreement may cause the other Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the other Party will be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the other Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity (which are cumulative and may be exercised singularly or concurrently), subject to any express exclusions or limitations in this Agreement to the contrary.

m.                  Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same Agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

n.                    Force Majeure. Neither Party shall be responsible for delays or failure of performance under this Agreement to the extent resulting from causes that are beyond the reasonable control of such Party and which render the continued performance of this Agreement impossible, impractical or illegal, including, but not limited to, fire, flood, explosion, tornado, epidemic, earthquake, snowstorm, ice storm or other act of God, embargo, explosion, malfunction, riots, civil disputes, acts or threatened acts of terrorism or war, failure of the internet or government controls or regulations, lack of availability of source material meeting the qualifications and standards in this Agreement at commercially reasonable prices, and problems or defects in relation to the Internet and/or any telecommunication systems. The existence of such causes of such delay or failure shall extend the period for performance to the extent necessary to enable complete performance in the exercise of reasonable diligence after the causes of delay or failure have been removed.

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o.                    Jurisdiction and Disputes.

i.                       This Agreement shall be governed and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

ii.                     In the event of any Claim arising out of or relating to any performance required under this Agreement, or the interpretation, validity, or enforceability hereof, the Parties hereto shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to the Parties. If the Claim cannot be settled through negotiation within a period of seven (7) days, the Parties agree to attempt in good faith to settle the Claim through mediation, administered by a mediator mutually agreeable to the Parties, before resorting to arbitration. If they do not reach such resolution, or an agreed upon mediator cannot be identified, within a period of thirty (30) days, then, upon notice by either party to the other they shall commence arbitration as set forth below.

iii.                   The Parties agree to submit any and all Claims, or any dispute related in any way to this Agreement and the services rendered hereunder, to binding arbitration before JAMS. The arbitration shall be held in accordance with the JAMS then-current Streamlined Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at: http://www.jamsadr.com/rules-streamlined-arbitration. The arbitrator shall be either a retired judge, or an attorney who is experienced in commercial contracts and licensed to practice law in California, selected pursuant to the JAMS rules. The Parties expressly agree that any arbitration shall be conducted in the Los Angeles County, California. Each party understands and agrees that by signing this Agreement, such party is waiving the right to a jury. The arbitrator shall apply California substantive law in the adjudication of all Claims. Notwithstanding the foregoing, either party may apply to the Superior Courts located in Los Angeles County, California for a provisional remedy, including but not limited to a temporary restraining order or a preliminary injunction. The application for or enforcement of any provisional remedy by a party shall not operate as a waiver of the Agreement to submit a dispute to binding arbitration pursuant to this provision. In no event shall a Claim be adjudicated in Federal District Court. In the event that either party commences a Claim in Federal District Court or moves to remove such action to Federal District Court, the Parties hereby mutually agree to stipulate to a dismissal of such Federal Claim with prejudice. After a demand for arbitration has been filed and served, the Parties may engage in reasonable discovery in the form of requests for documents, interrogatories, requests for admission, and depositions. The arbitrator shall resolve any disputes concerning discovery. The arbitrator shall award costs and reasonable attorneys’ fees to the prevailing party, as determined by the arbitrator, to the extent permitted by California law. The arbitrator's decision shall be final and binding upon the Parties. The arbitrator's decision shall include the arbitrator’s findings of fact and conclusions of law and shall be issued in writing within thirty (30) days of the commencement of the arbitration proceedings. The prevailing party may submit the arbitrator’s decision to Superior Courts located in Los Angeles County for an entry of judgment thereon.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the date set forth below.

VBF BRANDS, INC.
a California corporation

By:
Lori Livacich
President, Chief Executive Officer

SUNSENT ISLAND GROUP.
a Colorado corporation

By:
Lori Livacich
President, Chief Executive Officer

LORI LIVACICH

By:	/s/ Lori Livacich
Lori Livacich
An Individual

SALINAS DIVERSIFIED VENTURES, INC.
a California corporation

By:	/s/ Jesus M. Quintero
Jesus M. Quintero
President, Chief Executive Officer

MARIJUANA COMPANY OF AMERICA, INC.
a Utah corporation

By:
Jesus M. Quintero
President, Chief Executive Officer

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